Exhibit 99.2
VISTACARE, #11082253
VISTACARE Q1 2007 EARNINGS CALL
February 9, 2007, 10:00 AM ET
Chairperson: Doug Sherk (EVC)

Operator:
Good morning ladies and gentlemen. Thank you for standing by. Welcome to the VistaCare First Quarter 2007 Earnings Conference Call. During today’s presentation, all participants will be on a listen-only mode. If you have a question at any time during the conference, please press the * followed by the 1 on your touch tone phone. If you’d like to withdraw your question, press the * followed by the 2. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Friday, February 9th, 2007.

I would now like to turn the conference over to Doug Sherk of EVC Group. Please go ahead, sir.

Doug Sherk:
Thank you, Operator. Good morning, everyone. Thank you for joining us for VistaCare’s conference call and Web cast to review financial results for the fiscal first quarter which ended December 31, 2006.

During the course of today’s call — excuse me — during the course of today’s call, management will be making forecasts that speak for the first quarter financial results as well as for the outlook for 2007. Please keep in mind that these results are only, are given as of today. The company does not undertake to update them. They may do so from time to time and if they do so — if they do choose to do so, they will disseminate them during the public — to the public.

During the course of today’s call, the company will discuss certain non-GAAP financial information, specifically the net loss without the impact of the gain on the sale of our program in Cincinnati, Ohio. We believe this information provides investors with a more meaningful and consistent comparison of our ongoing operating results and of trends compared with historical results. A table reconciling the GAAP financial to the non-GAAP financial information was included in the release issued yesterday.

I’d now like to turn the call over to Rick Slager, Chairman and Chief Executive Officer of VistaCare.

Rick Slager:
Thanks Doug, and good morning everybody and thanks for joining us this morning. Today with me is Henry Hirvela, our Chief Financial Officer. Given that we released results yesterday afternoon, I’m going to focus my comments this morning on our progress to date towards achieving profitable growth.

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Revenue for the quarter was as reported, $61 million, 2% above revenue for the first quarter of fiscal ‘06. We generated net income of $391,000.00 or $0.02 per share which did include a $1.1 million gain on the sale of our program in Cincinnati. The results as we had anticipated when we spoke with you just a couple months ago in December, although an improvement over last quarter, the results remain unacceptable. On the revenue side, the increase over the prior year’s first quarter was driven by a 3.4% increase in Medicare reimbursement and an increase in inpatient days which have higher per diem rate than home hospice care. This was particularly offset by a decline in patient census, principally due to the sale of Cincinnati program, the closing of our Seymour, Indiana program, and the consolidation of two of our Salt Lake City area programs last quarter.

ADC in the first quarter of 2007 was 5,184 compared with 5,313 a year ago. Of course the biggest factor impacting the comparison was the decertification of Indianapolis and Terra Haute programs as well as the previously mentioned closing sale and consolidations. We expect ADC to be slightly down in the fiscal second quarter as compared to the first quarter due to consolidations in closing programs currently being implemented as well as certainly some of the severe weather storms that we have experienced in a number of our programs in the Midwest and central region in January which have severely and did severely impair our admissions at more than a dozen sites, particularly in programs in Texas and in Oklahoma.

On the expense side, we’ve conducted a comprehensive review of our operations and have implemented a restructuring program that we expect will conclude in the fiscal third quarter. Actions take since mid December are expected to reduce our total annualized expenses by upwards to $11 million. Some of our expense cuts resulted from program consolidation on closures which will reduce annual revenues by about $5 million resulting in a net cost savings of approximately $6 million as of to date.

The cost reductions taken to date and under consideration — all are designed to improve efficiencies and drive more accountability throughout the organization. The two leaders who are now managing the regional operations have extensive experience and track records of running multiple hospice programs efficiently and cost effectively while delivering outstanding patient care. They have begun to implement the necessary changes within the organization to drive labor and other expenses down to our established benchmarks.

Since mid December, we have closed one IPU and have consolidated four other programs. Additionally, there are a handful of programs that we are working with closely to improve their financial performance as well. If our team isn’t able to achieve improvements in these programs over the course of the next several months, we will look to consolidate, sell or close them also. Henry and I are reviewing the performance of these sites weekly and

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believe that by the fiscal third quarter we will implement final decisions so that we can begin to fully realize the financial benefit of our restructuring efforts by the beginning of our fiscal fourth quarter.

We continue to have confidence that our most successful and high potential programs in key markets throughout the country can generate growth and improve profitability. These programs have some common characteristics including but not limited to strong market presence, favorable demographics, low hospice utilization, and limited potential for Medicare Cap issues. We are making the necessary investments to build these programs to enable them to capitalize on the opportunities ahead and we expect them to generate better performance as the current fiscal year unfolds. For example, we’ve realigned the sales and marketing team to give these high potential sites more resources to build referrals and admissions and we are also pursuing some new and innovative relationships to help grow our referral base.

The projected $11 million in annualized cost reductions taken during the first quarter illustrates the significant progress we have made. A couple of quarters ago, we have talked about the performance of our programs being a third, a third and a third. One third of the programs were producing solid operating results, one third were producing marginal operating results, and one third were really not producing acceptable results. As of December 31st, over half of our sites have now moved in to the top category and since then, we’ve reduced the number of unacceptable performers to less than a handful. In addition, on a sequential basis during the fiscal quarter, first quarter, we improved gross margin by 10% and lowered SG&A costs by 7%. Clearly, within our organization we have leaders who are executing to our plan and generating results that are encouraging as we work to renew profitable growth.

Let me turn for a minute to Medicare Cap. We continue to proactively manage our Cap exposure which we have reduced in each of our last two fiscal years. On a positive note, the industry has acknowledged and become actively involved with an initiative to find a solution in the inequities of the application of Cap given the changing hospice patient demographics and resulting denial of access to the hospice benefit for clearly eligible patients. I have been appointed to chair the Cap committee of the National Hospice and Palliative Care Organization whose goal is to seek legislative or regulatory relief on Cap, hopefully within the next 12 to 24 months.

In summary, we have brought a strong sense of urgency to improving the operating and financial performance of the company. We are moving as quickly as we can to implement the necessary changes, making difficult decisions on underperforming programs and realigning the organization to improve efficiencies and accountability and enforcing strict discipline on

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cost and expense throughout the organization. We are engaged and committed to our turnaround and returning to profitable growth.

At this time, let me to turn the call over to Henry and let Henry speak to you regarding the financials.

Henry Hirvela:
Thanks Rick, and good morning everyone. As Rick mentioned, our first quarter results were much as anticipated at the time of our last call in December. I’d like to go through some of the details that drove our financial performance in the quarter.

Net revenue for the fiscal first quarter increased 2% to $61 million from $59.7 million in fiscal first quarter 2006. The increase in net revenue was driven by higher Medicare reimbursement rates starting on October 1st, offset by slightly lower patient days which were down 2% from the first quarter of fiscal 2006.

In addition, net revenue in the fiscal first quarter benefited from a higher level of general inpatient care compared to last year, increasing from 4.5% to 5.2% of net revenue in the first quarter of fiscal 2007. Net revenue increased 1% from the fourth quarter of fiscal 2006. The increase — that increase reflected the higher Medicare reimbursement rate, lower Cap expense, and a higher proportion of inpatient days which carry a higher per diem rate than home hospice care. This was partially offset by a lower ADC. Patient care expense decreased 3% from the fiscal fourth quarter reflecting lower employee benefit expense and lower room and board expense driven in part by a 1% reduction in patient days.

SG&A expense was 7% lower compared to the fiscal fourth quarter. The fourth quarter included the settlement of a billing dispute with Medicaid in the state of Georgia that dated back to 1999 and a severance payment for a former executive.

Stock based compensation in the first quarter was approximately $500,000.00. The company posted an operating loss of $1 million before the gain on sale of the Cincinnati program in the first quarter compared with an operating loss of $4.6 million in the fiscal fourth quarter.

During the first quarter, we booked a $1.1 million gain on the sale of our program in Cincinnati, Ohio which resulted in $86,000.00 in operating income in the first quarter of fiscal 2007. Income tax expense was approximately $68,000.00 in the first fiscal quarter reflecting an effective tax rate of approximately 15%. The low effective tax rate was primarily due to state taxes and AMT. The higher effective tax rate during the fourth quarter was a function of the $8.3 million valuation allowance we established against our deferred tax assets as required under FAS 109.

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We reported net income of $391,000.00 or $0.02 a share in the fiscal first quarter. Excluding the $1.1 million gain on the sale of the Cincinnati program, we generated a net loss of $692,000.00 or $0.04 a share. This compares to a net loss of $10.9 million or $0.66 a share in the fourth quarter. Excluding the $8.3 million deferred tax valuation allowance, the net loss in the fourth quarter was $2.7 million or $0.16 a share.

We ended the first quarter with $38.6 million in cash and short term investments, compared with $40.7 million at the end of the fourth quarter of fiscal 2006 and we continue to have no outstanding debt.

While we don’t provide specific financial guidance, I did want to touch on a couple of items that will affect our second quarter results. First, as Rick mentioned, the bad winter storms and freezing temperatures that hit the Midwest in January and again last week will affect our patient census and therefore our revenue in the second quarter. Texas and Oklahoma were hit especially hard in January and the result was that for more than a week — some cases up to a week and in some cases a little bit beyond that — we had a dozen programs that had to curtail admissions. We still continued to provide patient care for patients currently on service, but admissions were impacted as a result of the weather.

Secondly, we estimate that the majority of the restructuring charges relating to our turnaround effort will occur in the second quarter. Finally, we closed our hospice program in Bloomington, Indiana and our IPU in Evansville, effective in the second quarter. Three other program consolidations are in the process of being implemented and will be completed by the end of the month. Where possible, we have and will transfer patients to other VistaCare programs. We expect there will be a restructuring charge in the second quarter but we do not expect the cost of these closures to have a material negative impact on future financial reported results.

And now I’d like to turn the call back to Rick.

Rick Slager:	Thanks Henry, and this is our opportunity to address your questions so let me turn this over to you and then I’ll have a couple closing remarks.

Operator:
Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question, please press the * followed by the 1 on your touch tone phone. If you would like to withdraw your question, press the * followed by the 2. If you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from Ryan Daniels with William Blair and Company. Please go ahead.

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Amanda Hopper:
Hi guys, thanks. This is actually Amanda Hopper for Ryan Daniels. I just had a question about a comment I saw in your 10Q about your plans to add three to four additional IPUs in fiscal 2007. I just wondered if you could expand a little bit more on that as far as possibly the timing and then locations. Will they be in existing markets or will they will be in new markets for VistaCare? Thanks.

Rick Slager:
First and foremost, these will be pretty well spread across the remaining three quarters. There are four that are on the potential list. It could end up being three given ones lagging a little bit slower in getting up and started. They are in major markets where we already are. They are markets where we have a significant presence in those markets and the need for the IPU has been very, very evident as certainly the environment from a competitive standpoint has increased and we as an organization have been caring for a lot of patients that can utilize the IPU services. So these are markets that are very well established. We have very deep penetration in the markets, specifically as I said, these have been longstanding VistaCare markets and as I said, it’ll be — probably you’ll see them kind of come sprinkled over the next three quarters.

Amanda Hopper:
Okay great, thanks, and then I have a couple questions on the Medicare Cap issue and I know, Rick, you mentioned on the last call and then on today’s call that you’re heading a committee to work on overall industry efforts there and I wondered if you could expand on those efforts a little bit as far as the timing and possible changes that may be made and then one other question on that — I know you don’t give specific guidance but what — can you kind of give a range for your expectations for Cap for fiscal ‘07? Thanks.

Rick Slager:
Well, I think that the, from a quarter perspective, we reserved I think $1.4 million and I would just multiply that out for the next three quarters as kind of where our thoughts are. Obviously we hope to improve that significantly but that’s where at least the thought is, so pretty much in line with kind of where we were last year from a Cap perspective.

In terms of the initiative, it is the first time that I would say in the last three years that we’ve been providing and presenting this issue to the national trade association and to the national players where really there’s I think real — some wind behind our sail. This committee has been formed. We’ve had one meeting and actually there have been multiple meetings in between. There have been — with certain players, there have been many discussions now — well certainly a lot of discussions are starting to circulate on Capitol Hill regarding this and my belief is is that, at least the thrust right now is to be able to get something before, hopefully before Congress possibly even this year and that means that there is a rallying cry. This Cap issue has grown obviously as we’ve talked about, geometrically within the industry. Now with the number of providers both for profit and not for profit being affected, it is very clear now to everyone

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who has any — has certainly run into this issue — that it is an issue that results as your — basically your population mirrors the Medicare decedent population and with the competitive environment that’s out there, more and more of the providers are running into it. Certainly — and it kind of is a direct line with as the cancer populations decrease amongst all of us as an industry, the likelihood of Cap becomes real. It’s no longer perceived as well, that — you’ve got a real — you’re doing something wrong. It’s now looked at from the perspective of you’re doing something right because you’re providing hospice services across the board to all terminal illnesses and this is what — and so — and the major thrust behind this is the reality that is now very evident that it is denying access. Providers are targeting shorter length of stay patients certainly from a marketing perspective, to avoid the Cap which ends up resulting unfortunately in people being denied access that have diseases that are more difficult to determine the six months or less stays even though from an eligibility, they’re okay. So, there is a lot of wind behind this right now. The hope is this year, my belief is within the next 12 to 24 months given the momentum that’s happening, I do believe we’re going to see a change.

Henry Hirvela:
If I could just add from the standpoint of how to look at Cap from an accounting financial perspective — based on our experience over the past few years, I think we view Cap best as you take a look at the future and the Cap impact really is a function of gross revenue and I would suggest that 2% to 3% of gross revenue is probably the range that people should keep in mind as they’re considering Cap based on the current regulations that we deal with in this area. Right now, we are in the 2% to 2.5% range of gross revenue but I think for planning purposes and for looking out into the future, that’s probably a pretty good range to use.

Rick Slager:	Thanks, Amanda.

Amanda Hopper:	Alright, thanks.

Operator:	Thank you. Our next question comes from Eric Gommel with Stifel Nicolaus. Please go ahead.

Eric Gommel:	Good morning.

Rick Slager:	Hey, Eric.

Eric Gommel:
How are you doing? I was wondering if you could help maybe quantify the impact of the storms in the fiscal second quarter? I mean, what kind of census are we talking about that was impacted or maybe what your census was at the end of January. Is there some way you could help me quantify that?

Rick Slager:	Yeah, I mean, what we’ve seen is I think we ended the quarter at about a little over 5,100 and we’re right about 5,100. We just — we saw just a short

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downward spike where we actually for a day or two dropped actually even south of 5,000 which has now come back and it’s now running 5,100 so it was just — it was a short spike but it was a week to ten days where we had basically about a dozen, 13 programs, that were closed for really — there just weren’t admissions going on and that’s, in this sensitive environment where the patient population, half your patients basically are only with you for 30 days, a seven to ten day spike just impacts you. I don’t see it as being significant. We wanted — we certainly didn’t want it — we wanted to obviously let you know that that’s the case.

I would say the bigger impact on census this quarter will be more the consolidations and closures that are going on as we speak and that will have an impact as we right size the organization but I look at that as really a move towards driving earnings versus right now driving the growth side of the business. We’re still having some really, really good success with a number of our communities out there in growth. We just had a — like we just — we certainly want it to go unnoticed. There were about like I said, about a dozen sites that were impacted for about a week to ten days which are now back up and running and don’t have an issue. But like I said, the bigger issue will be the five sites that we’ve identified.

Eric Gommel:
And I’d like to touch on the consolidation. You talked about a handful of programs separate from the ones that you’re — you know, Bloomington, Evansville and the ones that you’re working on now, that you’re looking at. Can you at all quantify the number of patients we’re talking about? I mean, I know — just what the census for those programs are right now that are those ones that you’re reviewing?

Rich Slager:	Yes, it runs about 150, close to about 150 more patients in those programs.

Eric Gommel:
And then really my last question — you talked about these corporate level positions in some of the — that you’re eliminating to lower SG&A costs. I’m curious what types of positions these are and what kind of changes you’re making at the corporate level to squeeze out some of these costs, if you could give us a little color on that, that would be great. Thanks.

Rich Slager:
Okay, well I would start by saying that certainly at the corporate level, we have not — I have reassumed the President position and we’ve established an operating division, basically group within the organization being led principally by our two General Managers of the organization and certainly that is streamlined from where we were before and then certainly as we look across the board, I will tell you that it’s been fairly evenly split between the various divisions within the organization, from certainly the operational side, the human resource side, the direct marketing side, and certainly there has been some redirection of some of the sales focus as we talked about on the last call where there has been greater emphasis placed on several markets and less emphasis and marketing where we’re not experiencing the growth we thought we could, where they’re more just

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leveling those things out. So it pretty much is an across the board what we’ve kind of termed “right sizing the organization” given the census population that we have to drive profitability and we think that’s going to position us very well for a number of initiatives on the growth side that we are beginning to put in place and certainly some of the relationships that we are establishing.

Eric Gommel:	Thanks.

Rich Slager:	Thank you.

Operator:	Thank you. Our next question comes from Balaji Gandhi with Oppenheimer. Please go ahead.

Rich Slager:	Hi, Balaji.

Balaji Gandhi:
Thank you, good morning. One question I had was on the expenses. So you talked about getting the $11 million out — it looks like if you annualize the SG&A and patient care expenses, the change from the last quarter, that’s right around 11 or $12 million so does it sound — is that basically suggesting that you’re done with that or —

Henry Hirvela:
No, I don’t think — Balaji, this is Henry. I don’t think it’s correct to characterize that it’s done and basically what we had in the quarterly comparison, sequential quarterly comparison, we did have an improvement in overall expense. We’re effectively locking that in with the actions that we’ve taken and we hope to have further improvement. We’re undertaking additional initiatives. We lost approximately, as Rick mentioned, approximately — will be losing — approximately $5 million in annualized income from the site closings and consolidations. We may get some of that back with patients that are being transferred — that is, we’ll retain that, but I think for planning purposes, it’s better to assume that we’re going to be losing all five. And then we had operating expense associated with that five that we’re going to be losing and then with the SG&A cuts which as Rick had mentioned, have been pretty much across the board at the home office. We have done some also in the field at the regional level and then of course the SG&A has been eliminated for the sites that are being closed and consolidated. So in total, all of that, $6 million in SG&A expense reduction and $5 million or so in patient care expense is, are the two component pieces. But I think from my perspective, we’re still in a — and I think from Rick’s too — we’re still looking at SG&A and we’ll continue to put it under a microscope and eliminate where it’s not really earning us a return but we will not as we go forward here — we’re going to also be investing in additional SG&A structure that efficiently helps us drive additional growth and profitability. I think that’s the nature of things. Sometimes these cost cutting programs give people the impression that we’re really not focused on growth. I just

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feel we’re just redeploying it. We’re taking the inefficient out and it will be substituted with efficient going forward.

Balaji Gandhi:	Okay, and I thought I heard Rick talk about — I thought I heard you say there was some revenue associated with the closure of the sites too. Did you have —

Rick Slager:
$5 million. That’s for the sites that we have announced or that we are currently implementing. We have implemented the closure of the Evansville IPU and the Bloomington alternative delivery site. Three other sites are in the process of — we’re in the process of implementing those. Those five sites together have annualized revenue of approximately $5 million.

Balaji Gandhi:	Got it, but there’s more than that in gains on —

Rick Slager:
Yes, on the sites that are on the review list, there is more revenue associated with that. That is correct, and we’re not at this point I think ready to talk about it but order of magnitude, I think it’s going to be similar to the sites that we’ve already identified. In other words, we’re not talking about large sites in key markets.

Balaji Gandhi:	Okay, and this all excludes the restructuring charges you’ll be taking? That’s unrelated to this or—

Henry Hirvela:
Yeah, the restructuring charge is likely going to all occur, or most of it will occur in the second quarter. Depending on the timing of the additional actions there may be some in Q3 but the lion’s share will be in Q2.

Balaji Gandhi:	Okay, just the last point and I guess it all ties together —

Henry Hirvela:	And those numbers, and the numbers, the cost reductions, are annualized run rate numbers that do not have restructuring charges netted against them.

Balaji Gandhi:
Got it, and then Rick, you talked about on the last call about being profitable in 2007, maybe now that we have a quarter under our belt, when do you think that might happen and is that for a full year basis or maybe just hit a quarter where you reach profitability?

Rick Slager:
Well obviously, the goal is to reach profitability for the year. We really think that the full impact of the cuts that we’re making and the things that we’re doing to drive the growth going forward, we think you’re going to see — I’d much rather be looking at annualizing our fourth quarter because I think that’s where the real benefit of all of this is going to come forward. I would say that we’re still a little early in the process because we’ve got as I said, another handful of sites that we’re really looking pretty hard at and the timetable behind those, but it certainly is our objective to be profitable

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this year in 2007 but the thing we’re really looking for is what’s Q4 going to be and what is that going to throw off on an annualized basis?

Balaji Gandhi:	Okay, great. Thank you.

Rick Slager:	Thank you.

Operator:	Thank you. Our next question comes from Kevin Fischbeck with Lehman Brothers. Please go ahead.

Kevin Fischbeck:	Thank you, good morning.

Rick Slager:	Hi, Kevin.

Kevin Fischbeck:
Can you provide a little more color on what you’re doing with your sites? It sounds like when you consolidate sites, it’s not just simply a function of adding two 50 ADC sites and getting one 100 ADC site. It sounds like you expect a little bit of loss of volume. Is that because your geographic reach becomes a little bit more limited or why are you expecting some volume loss there?

Rick Slager:
Well you basically — they’re within, these are principally within about a 60 mile radius of the site that is receiving the existing patient population that you’re already serving and yet a little bit beyond the historical marketing area that the host site that is receiving these patients back has typically gone. Where we see and have had some success in growing census — although what we’re finding is that it has not been enough to warrant a stand alone site but we’ll still continue to market in that geographic region and we just don’t think we’ll get the same volume as though if we’d had a site in that area but we don’t think that we’ll totally go to zero either.

So we think that number one, the first issue that we address was how do we take care of the patients that we already have and make sure that they’re receiving hospice care services and that they’re not abandoned in any way and — but after that, we’ll continue to, certainly if we’ve had a presence in these markets, the market there, it just won’t be we don’t think, as effective on an ongoing basis as it had been when the site was there itself. So there will be some falloff in that, but I think where we’ll pick up is in the markets, places where we are taking now some of the sales force we had there and moving it to these growth areas and more emphasizing that, that we’ll be able to more than make up for that as they get settled.

Kevin Fischbeck:	So this is kind of unwinding some of the leapfrogs that didn’t give you the return that you were hoping for?

Rick Slager:
Right, it’s — the — I think three of the five, one being an IPU, so three of the four, were leapfrog sites that served to benefit. They served a purpose by helping us get out of Cap but as we’ve gotten better at figuring out how

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to manage Cap and focusing how we’re marketing to the community, the need is not there and they — we don’t see the longer term upside of that site really adding to the bottom line like we could, I guess, put our money in other locations.

Kevin Fischbeck:	So these consolidations are more kind of growth and profitability oriented rather than Cap?

Rick Slager:	Oh yeah, at this point, absolutely.

Henry Hirvela:
Yeah, I think to add to what Rick said, it’s purely a return on investment type of analysis and I think that while we’ve given you revenue that we would lose if we lost 100% of the patients, we’re going to work very hard to make sure that we minimize the revenue loss. We feel that we have plenty of other tools to effectively manage Cap. Our objective is always to drive it down and I think that as we take a look going forward, and Jim I think has been very helpful in giving us advice and counsel on this, we’re just not getting the return on the investment now and Jim feels, based on market analysis, that the potential isn’t there so there’s no point in continuing to stay in those markets.

Kevin Fischbeck:
Okay, that makes sense, and I guess in your 10Q — on the call today, you mentioned that you’re closing your Bloomington site and your Evansville inpatient unit. Tell me a little bit about your decisions there. Is that a function of your decertification in Indiana creating some permanent disruption in operations or was there something else going on?

Rick Slager:
No, Bloomington has — was a site — again, it served us incredibly well when we had the decertification in Indianapolis and Terra Haute. We had a number of patients that we were able to transfer to that site. The reality of it is now with Indianapolis back up and running and Terra Haute back up and running, the need for Bloomington just is not, was not as great, and the IPU in New Albany was more of an issue — excuse me, in Evansville — was more of an issue of we believed the market was there to support it and we found out that the market was not there to support it and it’s just as we are really looking hard at everything that we’re doing, it just didn’t make sense to keep it going. So these are some of the tough decisions that we’re having to make. We love serving Bloomington but the reality of it is we need to put our resources where we have the greatest potential and those two just were not showing us the return that we were expecting.

Kevin Fischbeck:	Okay, and then you broke your sites out into number of categories based on performance. Can you give us a sense of what type of margins a facility would need to fall into each of those categories?

Rick Slager:
Well, I would say just on the, from a contribution perspective, we look at a 20% plus contribution from our sites. EBITDA contribution has certainly now really — in the performance range that we look for, we obviously

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have a number of sites that go beyond the 20, but that’s kind of the break off we expect our sites to reach and then obviously then the support that it’s going to get from the home office to be able to exceed and maintain that. So that was the first I guess benchmark.

The next benchmark that I looked at was really those marginal operators or those that are below 20 but still profitable and still contributing and then as I said on the call a little earlier today, we’re down to now just a handful of sites that — in fact, fewer than a handful — that are having, that may have had a negative drag on the organization and those are the ones that we’re dealing with and then driving those ones in the middle to the upper third and we’ve had some real success in doing that as we mentioned earlier. I think we had another third more programs hit that 20% plus as we’ve really focused on the initiatives that we’ve spoken about.

Kevin Fischbeck:	Okay, and then my last two questions here — you broke out the percentage of facilities in each bucket. Is there a break out of ADC in each bucket or is that similar?

Rick Slager:
I haven’t — no. I mean, and then interestingly, it’s not just — you know, you can’t just break it out into larger sites versus smaller sites. There are just site dynamics, labor costs, and all the other things that go into this that — so we have some sites that are around 60 that are in the upper quadrant and we have some sites that are well over 100 that are in the middle quadrant. So it’s really an issue of driving an — it’s driving to the efficiencies and the benchmarks we’ve established which we are showing some real success in doing but I can’t tell you right now that that’s been the — we know we can run a 60 to 100 patient site very effectively if we stay within the benchmarks.

Kevin Fischbeck:
Okay, and then my last question — when we think about it, if half of your sites are in the bucket that you want them, the benchmark that you want them to be in to, and overall in the quarter you had a kind of 0% margin — where do you see the biggest driver to margin growth from here? Is it bringing the bottom ones up? Is it just being able to grow your good sites and going from there or is it even more SG&A savings? Where do you see the biggest drivers coming from?

Rick Slager:
You know, I mean — Kevin, you’re hitting on all of them, basically I mean. There’s no reason that the sites that are below the line can’t be above the line with greater scrutiny and certainly in greater focus and attention. So we definitely see that as the real margin opportunity within the organization and that’s just at the site level. Certainly at the company level, the SG&A level there, we think we’re driving an efficiency factor there and certainly driving our sales force to greater efficiencies and effectiveness within — by a greater focus in those areas and regions where we have the greatest opportunity for growth. All those things are going to drive and help us drive the margins so we’ve go to get beyond this next

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couple of months where we will have some closures and we will have some write-offs but as I said, by the time we hit the fourth, the goal is and has been and will continue to be by the time we hit the fourth quarter, we’ll see the true impact of all those initiatives and we’re very — we believe we will achieve what we’ve set out to achieve.

Kevin Fischbeck:	Okay, great. Thanks.

Rick Slager:	Thanks, Kevin.

Operator:	Thank you. Our next question comes from Frank Morgan with Jefferies and Company. Please go ahead.

Rick Slager:	Hi, Frank.

Frank Morgan:
Good morning. This kind of ties into Kevin’s question, but with all these initiatives in place, where do you think the margins for this company can ultimately be? I know where the other public company EBITDA margins are. Is there any reason structurally why you don’t think you can get somewhere in that range or do you have your own thoughts on where you think margins should be and then how long do you think it ultimately takes? It sounds like you’re making a lot of progress and you’ll see some results by the end of the year, but how long do you think it really takes you to get to where you think industry margins should be?

Rick Slager:
Well I mean, I guess first and foremost, I think we’ve been pretty consistent in our thought process that we believe that this is a low double digit margin business if operated effectively and efficiently given scale and given some of certainly the things that the larger companies have the opportunity to achieve. I mean, as an industry, I think when they broke out, you took out the charitable contributions for the not for profits as an industry, this is a low single digit margin business because most of them are smaller mom and pop operations. I think that there is an efficiency factor that is driven by size that does allow companies to hit a lower double digit number. How fast will we be there? The goal of the company was to be there on an annualized basis by the fourth quarter. I think the actions that we’re taking, that’s our hope. Whether that’s achieved in the fourth quarter or the first quarter of next year, I think that a lot of — there are a number of issues that are still to be determined. As I said, how about that — where is that other handful of sites and how quickly will decisions be made and how — is there, how quickly that some of these sites that we’ve focused on turning around will turn around. But we feel pretty good that that’s where we should end up and from and industry perspective, I think that’s where we should be right with our competitors or other players within this public arena. We think those are reasonable numbers.

Henry Hirvela:	I would just add — as an intermediate, near term benchmark, I think we’re really looking with these actions that we’re currently taking and a lot of

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intense work on focusing on improving the efficiency and the cost of patient care delivery that an intermediate point that we’re shooting for, or that I think we should shoot for, is a mid single digit EBITDA margin and I think the focus of course is to get to double digits as quickly as we can and I believe we’ll get there but I think the immediate focus is to get us solidly back to profitability and then as the growth initiatives and the rest of the work that we’re doing bears more fruit, then we should be able to move into that double digit range.

Frank Morgan:
And I’m assuming if you get back to that profitability that in terms of just a cash burner, what do you think you have to be to where you don’t see a cash burn so that you can kind of stabilize the enterprise and pick it up from there?

Henry Hirvela:
Well, I think if you take a look at the overall cash position of the company, the cash is held in at pretty constant level. We dropped a little bit in Q1 but that’s not atypical. That happens typically in the first quarter. We made no Cap reimbursement payments to CMS in this first quarter unlike first quarter 2006 but we did have a fairly large payment late in the fourth quarter of 2006. I expect that we probably will see the cash position of the company behave pretty much the way it did last year. We’ll probably improve here as we move through the year and I don’t really at this point, foresee any big change in cash position. Our struggle really has been with profitability, not cash. Our cash position has been pretty strong consistently.

Frank Morgan:
Okay, one final question and I’ll hop off. I was just curious about the markets, the ones that have the real high potential markets for growth. Where are those markets? I mean, if we wanted to monitor where the biggest lever is to returning a profitability, which of these high potential markets specifically should we pay the most attention to? Thanks.

Rick Slager:
Frank, we really — given a lot of different reasons and certainly the competitive nature of the business, I’d hate to be sitting here tell you these are the 14, 16 markets where we have put the greatest potential and growth for a number of different reasons, both internally and externally, so all I can tell you is that at this point in time is that we’ll try to give you numbers as we go forward given the 14 to 16 that we have identified to give you from a global perspective, here’s how they are doing as compared to the others but really outlining them by indicating which ones at this point in time I don’t think would be strategically in our best interests.

Frank Morgan:	Okay, that’s fair. Thanks.

Rick Slager:	Thank you, Frank.

Operator:	Thank you. Our next question comes from Kemp Dolliver with Cowen and Company. Please go ahead.

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Kemp Dolliver:	Hi, thanks.

Rick Slager:	Hi, Kemp.

Kemp Dolliver:
I’m afraid I have a number of questions. On the corporate overhead, I think you all, or at least talking to Henry, your corporate overhead was probably about, say 15% of revenue. Where do you think your overhead burden should end up, particularly given that it looks like you’re replacing Care Nation in the intermediate term.

Henry Hirvela:
Yeah, and I think, Kemp — this is Henry — I think the actions that we’ve taken should result in somewhere on the order of 2.5 to 3% of revenue reduction in total overhead and most of that will be borne at the corporate level, so my guess is sort of 1.5 to two percentage points of revenue. That will bring SG&A as a percent of revenue down to the low 30s.

Kemp Dolliver:
Okay, and so Henry, what I’m trying to think about is with the sites there at 20% EBITDA, there is a corporate burden that — how does that get down to a consolidated EBITDA margin of about 10%? That would imply that everyone is going to have to end up over 20 or there is going to be pretty significant —

Henry Hirvela:
Yeah Kemp, that’s fair. I think the minimum hurdle is 20 and if you take a look at the benchmark that we are achieving, the median of the benchmark is significantly higher than 20 but I think the comment that Rick made is they better get to 20. That’s the minimum. If they’re not at 20, then we need to be working very diligently to improve their performance or address the situation in some other way. We just don’t feel that we’ve given enough time to let people try and get there themselves, so we’re going to give them quite a bit of help.

Kemp Dolliver:
Okay, that’s helpful. You know, you have 23 sites with ADC of less than 60 and that would structurally keep them below that bogey but so far, you’re actually moving fairly carefully with regard to site pruning. Of that bucket of 23, is it really mainly a question of census growth, of getting above 60, or do some of these sites serve purposes in terms of providing support to other sites such that you may structurally have a group of below 60 sites that are not new sitting in your portfolio?

Harvey Hirvela:
Some of our highest performing sites have censuses below 60. It really is a question of site level management and their ability to operate efficiently and the way I look at it is similar to sales force. It’s similar to finance staff. It’s similar to any staff. What can you do from the standpoint of efficiency and how much can you get done for the dollars spent, and really focusing on the benchmarks. And that’s something that I think is, the regional general managers are pushing very, very hard, is making sure that people are getting to the benchmarks that we have for labor and for all of the

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major patient care expense categories and really holding people’s feet to the fire and I think there is an opportunity to earn more absolute dollars of course with higher census but that doesn’t mean that the smaller programs run efficiently can’t have very good EBITDA margins.

Rick Slager:
And Kemp also, there are some of the smaller sites that are still indirectly certainly, and certainly in our view of looking at every site, program by program, there are some sites that play a significant role still in reducing Cap and certainly that issue hopefully brings greater focus and potentially some resolution obviously we’ll have to take a look at them at that timeframe as well. But as Henry said, there are — we have and have had for quite some time now, some of our most successful programs are within that slightly under 60 category and that’s typically due to the fact that they have great leadership.

Kemp Dolliver:	That’s helpful, and how many of those sites fall under that category of holding down Cap elsewhere?

Rick Slager:	To look at a number, I would say — I’m trying to look at our Cap number.

Henry Hirvela:	About four or five.

Rick Slager:	More than that — it looks like close to nine or ten of those sites, alright?

Kemp Dolliver:	That’s good, and my last question is for the high, I guess the high potential 14, 16 markets. As a group, what kind of census growth are they generating now?

Rick Slager:
Well obviously a lot of this has just been put in place but the objective and the belief is that these are certainly 12 to 15% growth markets before taking into account the Medicare increases, so these are — these have a 12 to 15% plus, we think, upside, annualized.

Kemp Dolliver:	That’s great. Thanks a lot.

Rick Slager:	Thank you, Kemp.

Operator:	Thank you. Our next question comes from Darren Lehrich with Deutsche Bank. Please go ahead.

Pete:	Hi, thanks, and good morning. This is actually Pete [inaudible] in for Darren.

Rick Slager:	Hi, Pete.

Pete:	Two quick questions for you — the first one you mentioned earlier that you’re trying to develop new and innovative relationships, help grow the

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referral base. Can you give a little detail on kind of exactly it is you’re trying to do differently to grow the referral base?

Rick Slager:
Well, you know, certainly one of the things you’re seeing is there have been within the last year a number of new players that have entered the marketplace from all different walks, from home care to assisted living, to the certainly nursing home to managed care. There are some relationships that I guess — what happens when some of the major players in each of those spaces start to move into this space and offer this service, their counterparts within their space want to figure out how to get in as well and typically don’t, oftentimes don’t have the financial resources to do it in the same way so are looking for ways to partner with companies like ours and others and those are the ones that we have — a number of them have focused on. Certainly from a strategic standpoint, I don’t want to get terribly more specific than that other than to tell you that I think that there are, historically there haven’t been those kinds of relationships. It’s just — you kind of — you get a preferred provider kind of understanding and I think there are some other opportunities now that certainly we’re exploring with several of these players that we think have great benefits for not only certainly on our behalf but certainly on behalf of their patient populations as well as their service delivery. So given our footprint, given our size, given certainly our focus and attention and focus to quality outcomes, we have some we think real opportunity within that space to make some venture relationships that could be very meaningful.

Pete:
Great, quick question on the IPUs that you’re opening up in ‘07 — can you give me a general range for the size of those units? Are they going to be eight bed units, or 12 bed units? What is your target size for those new IPUs?

Rick Slager:	I would — they average about 12.

Pete:	Okay, and actually the last one is more housekeeping. What was the sales and marketing count for the end of the quarter and how do you see that sort of going forward throughout ‘07?

Rick Slager: Pete:
I’d say pretty constant. I think we’re between, on the sales side, about 125, 120, 125, and on a go forward basis, it’s actually — we’re kind of redirecting moving some of that sales force. As I said before, I do see that over time, certainly over the course of the next two, three, four quarters, growing but there has been some — right now we’re going through some really redirecting of that to different markets so that’s still in a transitional state but we’re pretty close to where we were last quarter. Great. Thank you very much.

Rick Slager:	Thank you.

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Operator:	Thank you. Our next question comes from Matthew Riterberg with Citigroup. Please go ahead.

Armand Givorkin:
Thanks very much. This is actually Armand Givorkin sitting in for Matthew Riterberg. First, looking at your 10Q, I noticed that your level of care has been shifting towards the more acute category but your patient mix has remained unchanged. Why is that and will you specifically be targeting your patient mix going forward?

Rick Slager:
I mean, I guess if you’re referring to — in the last few years, we have not had — we’re just now, I guess, putting in the IPUs that we have so there has been a greater I think emphasis and focus on an IPU and our patient population and percentage of patients being served is increasing in that particular category and I see going forward that continuing given particularly the fact that we’re opening additional IPUs as we’re going forward. So I see that as being something that the routine home care percentages should be going down as our number of IPUs increases. So hopefully that answers your, the question.

Henry Hirvela:
I think I’d also add in looking at it on a percent of revenue basis, we are holding on to the patients that we admit throughout the entire hospice period. They are not being live discharged to other inpatient units. We are keeping a higher percentage of our patients which is really I think a very good objective to have because we can provide continuous care then — not only routine home care but also in our own IPUs.

Armand Givorkin:	So with the new IPUs, should we expect to see the percentage of cancer admissions to go up?

Rick Slager:
Again, I’m trying to look here for statistics on the cancer population that we serve. It has historically been pretty flat. You know, when I look at the last four years, since ‘04, we’ve historically been between 30 — well 31 and 33% cancer population. So it hasn’t changed. That has not changed dramatically.

Armand Givorkin:	Okay, and then will the new IPUs be free standing facilities or hospital based units and how —

Rick Slager:	A combination — some hospital based, some long term care based.

Armand Givorkin:	So what kind of contribution margins can we expect in ‘07 and ‘08 from the new IPUs?

Henry Hirvela:
I think from the standpoint of contribution margin, we really are not prepared I think at this point to speak specifically to that except that the IPUs which are run as part of the routine home care service that we provide in the marketplace, should be profitable. I mean, that’s the goal and objective for all of the operating units that we have. I wouldn’t

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necessarily expect an IPU to be running at a mid double digit contribution margin, but certainly I think a solid single digit, low double digit, is not unreasonable as a target.

Armand Givorkin:
That’s helpful, and then my last question — that’s sort of a fall off on the previous question. What kind of losses are you seeing today from the underperforming programs which might be subject to closure or divestiture in the near future?

Henry Hirvela:
Right now, the losses on the combined group are running approximately 1.5 and $2 million on an annualized basis for the entire group. So we will have a pick up just by, through the action of closing the sites.

Armand Givorkin:	Great, thank you very much.

Operator:	Thank you. Our next question comes from Ross Berner with Weintraub Capital. Please go ahead.

Ross Berner:
Hey, Rick. Can you give us a sense of your underperforming programs, or those in the basket deemed not acceptable, the losses associated with those programs and are those losses factored into the $11 million in expenses that you’ve targeted for savings?

Rick Slager:	For the programs that are being, that are under evaluation?

Ross Berner:	Yes.

Rick Slager:
For the programs that are currently under evaluation, we do not yet — I don’t think we are prepared yet to talk about revenues, losses and patients because that list is still being very intensely worked and I think it would be premature for us to say anything more specific about those programs except they’re under intense review and the cost savings and the numbers that we had talked about associated with the actions that we have announced and taken do not contemplate any of the financial impact of any future actions that we may take for the sites that are on watch lists.

Ross Berner:	Okay, is it sufficient to say that they are losing money?

Rick Slager:
No, not necessarily. They’re underperforming and this is I think one of the issues. We do not want to be too hasty. We want to take one more hard look and try with a tremendous amount of focus and intensity to improve the profitability but the other sites are not necessarily losing money.

Ross Berner:	Okay.

Henry Hirvela:	On a stand alone basis.

Rick Slager:	Right.

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Ross Berner:	Okay, and —

Rick Slager:
By the way, I did say earlier that the sites that we are, that are being closed or consolidated at this point in time, that amounted to about 150, 135 to 150 patient population. We’re not — we have not disclosed the other additional handful that are under close scrutiny right now.

Ross Berner:
Okay, and do you feel like with the sites that you’ve identified for underperformance and whatever the tweaking that you’re going to do to them or what you’re going to do with them, this cost savings opportunities, that those are enough to get you to your target margins in the high single digits?

Rick Slager:	We’ll have to wait and see. We will report back to you when we report second quarter.

Ross Berner:	Okay, I guess the way I look at the question is are those — do you need to grow to get to those target margins?

Rick Slager:	No.

Ross Berner:	Okay. Alright, thanks Rick.

Rick Slager:	Thank you.

Operator:	Thank you. Our next question comes from Balaji Gandhi with Oppenheimer. Please go ahead.

Balaji Gandhi:
Yeah, sorry guys, just one quick follow up. I didn’t hear you talk about anything with prior period Medicare Cap adjustments. Anything we should be looking for there in terms of dialog with CMS or anything like that.

Henry Hirvela:
Yeah, a very, very minor second assessment came through. It was about $150,000.00 and that was it. Other than that, we — which was paid in the second quarter, by the way — we saw the paperwork came in late in the year.

Balaji Gandhi:	And what period was that for?

Henry Hirvela:	That was for 2004.

Balaji Gandhi:	Okay, great. Thank you.

Operator:
Ladies and gentlemen, if there are any additional questions, please press the * followed by the 1 at this time. As a reminder, if you are using speaker equipment please lift the handset before pressing numbers.

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Our next question comes from Dawn Brock with JP Morgan. Please go ahead.

Dawn Brock:	Good morning, guys.

Rick Slager:	Hi, Dawn.

Dawn Brock:
You’ve talked a lot about the focus on benchmarking and how two of your strongest managers are going to be heading that effort for the majority of the program sites. Can you give us a little bit more color on the kinds of labor margins, the kind of patient care expenses categories that you’re targeting, and basically the timeframe that you’re giving these guys to implement the changes.

Henry Hirvela:
Dawn, this is Henry. Let me just give you just a couple of benchmarks and this I think will illustrate really where our focus is and where the focus of the general managers are from the standpoint of getting patient care expense where it needs, where we feel it needs to be and where it can be and historically where we have operated. We aren’t currently within these benchmarks now, but these benchmarks have been with VistaCare for many years and we’re in the process of making sure that people are bringing their operations within those benchmarks.

Labor as a percent — these are all as a percent of net revenue. Labor should be in the range of 30 to 40%. Labor for patient care should be in the range of 30 to 40% and currently we’re operating probably three to four points higher than the high end of the benchmark so just getting them to benchmark will result in a significant improvement but really they need to be in the middle of the benchmark.

Taking a look at gross profit, our benchmark for gross profit is 40 to 50% of net revenues and currently we are well below the low end of the gross profit benchmark. We’re really about five, six points below so I think all of the categories for patient care — patient care labor, travel, subcontracted care, pharmacy, DME, medical supplies, purchase services — they are either below benchmark or in case of expenses, above benchmark or slightly within and the whole objective of the program that we’ve got, that is being undertaken in the field is really to go program by program and focus on bringing all of these within the benchmark and then improving them further to the middle of the benchmark ranges.

Dawn Brock:
Just a follow up — are there any areas in specific? I mean, you named pretty much all of the patient expenses. Is one an outlier right now? I mean, pharma was something you guys were always able to control really well. Is there any one outlier?

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Henry Hirvela:
It’s labor. That is the big expense number. Pharmacy is within benchmark but given our historical performance, I don’t think the regional general managers are satisfied with our performance there. We can do better. It should be certainly in the middle or low end of the benchmark. If you take a look at purchase services, purchase services is within benchmark but again, it’s just under the high end of that benchmark. Labor is really the big driver I think at this point and that’s why there’s been such a focus on making sure that the patient care quality, while it’s maintained at very high level, that we make sure that caseloads are properly balanced and that we are bringing labor expense in line with the census that we have now.

Dawn Block:
Excellent. Just a follow up to another question that was asked about — or at least hinting to Care Nation and updating the IT infrastructure. Can you just give us an update on that and how that may be impacting margins as we forward over the next year or so?

Henry Hirvela:
Yes, we’re — we have been actively pursuing a number of IT initiatives. We have for instance, begun implementation of a CRM system to support the sales and marketing organization. We chose Siebel which is going to be integrated into our Oracle IT environment. We have a number of other initiatives in the Oracle area to improve the efficiency in productivity of the accounting and financial reporting, both internal and external.

We are working with the legal department on a document management system to start the first step of moving to electronic documentation in records management. The patient care management system work has continued over the past few months. We are currently working with two short listed vendors for a new solution, patient care management solution, which will significantly enhance the IT support of the caregivers and it will relieve a significant amount of the paperwork and administrative busywork, if you will, so that they can focus more of their time on patient care. In addition, it will give us a much, much better handle on all of the patient information, from patient records to billing information. That solution, we are going to be meeting with the Board of Directors shortly to review that work and hopefully we’ll get the go ahead to begin the final selection process and implementation which I hope is going to happen in the second half of 2007.

Dawn Block:	And have you looked at a basic budget for that?

Henry Hirvela:
We haven’t finalized a budget yet and certainly some of the front end expense is going to cause a bit of a cash outflow but actually, if you take a look at the cost of implementing the new system and running it for five years, fully loaded, compared to running the current IT environment we have, we are not looking at a doubling or tripling of the IT budget. It really is more in the range at this point, based on the preliminary estimates, probably going to be somewhere more on the order of the 20 to 30% increase in total expense at this point over five years. Now some of that

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clearly is going to be front loaded so it’s going to be a bit higher from a cash outflow perspective in the first two years.

Some of that expense will be capitalized and amortized over a period of time that the system is going to be used by us so net net, I don’t think we’re talking about a big increase. Our existing system is actually, since its homegrown, fairly expensive to maintain and operate and the new system will have outside support and we’ll be outsourcing more of the — what we’d be doing is retaining the key IT functionality and expertise that we need, primarily focused on new development and on enhancements to the system and support to the field and we’ll be less focused on trying to keep a homegrown patient care system up and running. There is just too much maintenance and frankly, the capabilities are not rich enough and do not provide enough return for the dollars that we’re spending.

Dawn Block:	Understood. Does that rough estimate include integration as far as training and what have you over the next five years?

Henry Hirvela:
Yes, yes it does. It includes support, expanded help desk function, other field support. It includes tablet PCs for the caregivers so it’s got all the hardware, software, support, training, everything that we could think to load in, and I think if you take a look at the comparisons and we’ll see how the final numbers shake out, but I’m confident that it is not going to be — it’s going to be an incremental increase in expense but it is not going to be as I said, a two or three times increase versus what we have. And we should, although I’m reluctant to go there yet, but we should have an improvement in productivity and efficiency. That’s what everybody always says. I’m reluctant to try and even put a number on that but I think it will be there, having said that.

Dawn Block:	Okay, good. Just two quick more maintenance type questions. You guys are meeting with the Board to get this finalized. Should we hear something by the next conference call?

Henry Hirvela:	We’ll have an update for you on the next conference call. I think that’s about — Rick, unless you want to go further than that, I think —

Rick Slager:
No, I mean certainly the number one priority right now is certainly getting this company back to industry margins and profitable growth and certainly we do see that there are some real efficiencies that we’re losing out on because the systems we have in place are just not generating, or are costing us quite a bit of time, effort, and energy and loss of efficiency, but we’ve got to get the company back on a profitable growth mode.

Dawn Block:
What I’m really probably digging for here is when we could potentially see some annual guidance and whether or not we should all be thinking about putting some of these numbers, if we’re trying to look at 2008, whether or not we should be thinking about these kinds of costs.

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Rick Slager:
Dawn, I would tell you that certainly from a guidance perspective, I would hope that will all of the moving pieces that we have in place right now that certainly as I’m trying to say, by the fourth quarter we should have a lot of this behind us and I would — that’s when I would see us being far more specific on guidance. We’re attempting to give as much as we can give, allowing all of you to know kind of where the moving pieces are and what we’re doing about those and what we think the impact individually is but on an overall guidance perspective, I really do look at the fourth quarter. As we round and certainly as we get further into the third quarter, we’re going to have a much better perspective and a much better view and also be able to really, I think, hone in on timing for some of the things that Henry just talked about in terms, and their impact. So I think we’ve got another quarter and a half to two quarters to go to implement and really witness the impact and then we should be ready and in a position to give much better and clearer guidance.

Dawn Block:	Sure, thanks so much.

Rick Slager:	Thank you, Dawn.

Operator:	Thank you. We have no questions at this time.

Rick Slager:
Well, thanks again everybody. We really — as always, we enjoy talking to you. I know that it’s — we’ve made some progress but we certainly don’t feel like we’re where we need to be and there’s continued focus and attention. We’re moving as quickly as we can. I will tell you that the organization is responding well. We’ve I think, begun to demonstrate how serious we are about this and certainly over the last six weeks, we’ve made a number of difficult decisions. We’re realigning the organization to really improve efficiencies and accountability and really enforcing a very strict discipline on cost, expenses throughout the organization and as I said, really returning to profitable growth. We look forward to — I truly look forward to our next call. A number of these initiatives should begin to bear fruit and we’re already beginning to see some of that and hopefully we’ll have a number of new and positive things to say on our next call come May.

Thank you for being on the call and we look forward to talking to you in May.

Operator:
Thank you. Ladies and gentlemen, this concludes the VistaCare First Quarter 2007 Earnings Conference. If you’d like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000 and enter access number 11082253. ACT would like to thank you for your participation. You may now disconnect.

END

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